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                                                                    Exhibit 21.1


                   List of Subsidiaries of the Registrants

                   Charter Communications Southeast, L.P.

     1.   Charter Communications Southeast, L.P.
     2.   Charter Communications Southeast Capital Corporation
     3.   CCP One, Inc.
     4.   Charter Communications, L.P.
     5.   CCP II, Inc.
     6.   Charter Communications II, L.P.
     7.   CCP III, Inc.
     8.   Charter Communications III, L.P.
     9.   Peachtree Cable TV, Inc.

All of the above-named subsidiaries were incorporated or organized under the laws of the State of Delaware, except for Peachtree Cable TV, Inc., which was incorporated under the laws of the State of Nevada.

Charter Communications Southeast Capital Corporation does not have any subsidiaries.